July 24, 2008

B Management, Inc.
90 Grove St., Suite 02
Ridgefield, CT 06877

Re:  Shares to be registered on Form S-1

Gentlemen:

We have acted as counsel for B Management, Inc., a Delaware corporation, (the “Company”) in connection with the registration of up to 7,800 shares of the Company’s common stock, $0.0001 par value (the “Shares”), with an aggregate maximum offering price of $195, described in the prospectus of the Company dated July 24, 2008 (the “Prospectus”), contained in the Company's Registration Statement on Form S-1 (the “Registration Statement”) to be resold by certain selling shareholders named therein (the “Selling Shareholders”).

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) Certificate of Incorporation of the Company, as amended to date; (b) By-laws of the Company, as amended to date; and (c) the Registration
Statement and all exhibits thereto.

In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and their representatives and upon representations made by the Selling Shareholders. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photo static copies.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, the jurisdiction of its incorporation and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement.

The authorized capital stock of the Company consists of 95,000,000 shares of common stock, $0.0001 par value, of which there are 1,007,800 shares outstanding, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value, of which there are no shares outstanding. Proper corporate proceedings have been taken to validly authorize such authorized capital stock and all the outstanding shares of such capital stock. The shares have been duly authorized, legally issued, fully paid, and non-assessable under the corporate laws of the State of Delaware. The shareholders of the Company have no preemptive rights with respect to the common stock of the Company.

This opinion is confined to the matters expressly opined on herein and given on the basis of the corporate laws of the State of Delaware as they are in force and applied by courts of that State. We hereby consent to the firm's name, Gersten Savage LLP, and to the reference to the opinion and to the use of this opinion as an exhibit to the Registration Statement and as contained in the Registration Statement itself.

In giving this consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as defined in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Gersten Savage LLP
Gersten Savage LLP